EXHIBIT 23.01

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-91146, 333-68590, 333-90029, 333-70455, and 333-31190 on Form S-8 of Concur Technologies, Inc. and subsidiaries of our report dated December 19, 2003, appearing in the Annual Reports on Form 10-K of Concur Technologies, Inc. and subsidiaries for the year ended September 30, 2003.

DELOITTE & TOUCHE LLP

Seattle, Washington

December 19, 2003